For the period ended June 30, 2001
File number 811-01612
The Prudential Variable Contract Account - 2



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of Prudential Variable Contract Account - 2 (VCA-2) was held on March 23rd, 2001. At this meeting the shareholders of the Fund approved the following resolutions:

Proposal
No.

(1)	RESOLVED, that the proposal to adopt a manager-of-managers structure for VCA - 2 under which the VCA-2 Committee may enter into and make changes to subadvisory agreements without the approval of persons having voting rights be and hereby is approved.

(2)	RESOLVED, that the Management Agreement between VCA - 2 and
Prudential Investments Fund Management LLC (PIFM), in the form presented in the proxy statement, be and hereby is approved.

(3)	RESOLVED, that the Subadvisory Agreement on behalf of VCA - 2 between PIFM and Jennison Associates LLC, in the form presented in the proxy statement, be and hereby is approved.

The voting was as follows:

Proposal
No.		Votes For		Votes Against
	Votes Abstaining

(1)		7,042,071		969,522			412,215
(2)		7,231,147		748,337			544,323
(3)		7,238,425		690,724			594,659